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                                  EXHIBIT (p)

                           OCEAN STATE TAX-EXEMPT FUND

                       AMENDED AND RESTATED CODE OF ETHICS

INTRODUCTION

        (1)     General

        This Amended and Restated Code of Ethics is dated as of February 10, 2000. Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act") makes it unlawful for certain persons to engage in "fraudulent" practices in connection with purchases or sales by those persons of securities when those securities are held or to be acquired by an investment company. The rule also requires every investment company's investment adviser and principal underwriter to adopt a Code of Ethics containing provisions "reasonably necessary to prevent" such fraudulent practices by so called "access persons."

         The Fund is an investment company covered by the rule. Van Liew Capital Inc. ("VLC") is its investment adviser and administrator and Van Liew Securities Inc. ("VLS") is its Distributor. This document constitutes the Code of Ethics required by Rule l7j-1.

        (2)     Fraudulent Practices: Covered Persons

        Rule 17j-1 makes it unlawful for every officer, director, or employee of the Fund, VLC and VLS ("Covered Persons") to:

        a.      employ any device, scheme or artifice to defraud the Fund;

        b. to make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

        c. to engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Fund; or

        d.      to engage in any manipulative practice with respect to the Fund.

        (3)     Access Persons

        Although all Covered Persons are subject to the prohibitions of Rule 17j-1 against fraudulent practices, the Code of Ethics and the reporting requirements contained therein apply to a narrower class of "access persons". For purposes of this Code, "access person" means:

        a.      every director and officer of the Fund and VLC;
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        b.      every "advisory person" of the Fund and VLC. An advisory person is an employee who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and any natural person in a control relationship with the Fund or VLC who obtains information concerning recommendations made to the Fund with regard to the purchase and sale of a security; and

        c. any director, officer or general partner of VLS who in the ordinary course of his business makes, participates in or obtains information regarding the purchase or sale of securities for the Fund or whose functions or duties as part of the ordinary course of his business relate to the making of any recommendation to the Fund regarding the purchase or sale of securities.

(4)      Reporting Obligations

Access persons shall, within 10 days of becoming an access person, file the Holdings Report attached hereto as Appendix B. Access persons shall file the Quarterly Transactions Report attached hereto as Appendix A not later than 10 days after the end of each quarter. Access persons shall file the Holdings Report annually not later than 30 days after the end of each year. The Secretary of the Fund shall notify all access persons of their obligations under Rule 17j-1 and the Code. The President of the Fund shall review all initial and annual holdings and quarterly transaction reports, and promptly consider all requests pursuant to the provisions of the Code. If problems arise, the President may attempt to resolve those problems informally, but he has the authority to recommend sanctions to the Board of Trustees where appropriate. The President will make an annual written report to the Board of Trustees that (i) describes any issues related to compliance with this code of ethics and (ii) certifies that procedures have been adopted reasonably necessary to prevent violations of this code of ethics. Subject to the authority of the Board of Trustees, the President and Chairman of the Board of the Fund shall have broad discretion to administer the Code so as to achieve its purposes and prevent the problems that Rule 17j-1 was designed to resolve.

ETHICAL RESPONSIBILITIES

        (1)     All Employees

        As stated above, the substantive anti-fraud provisions of Rule 17j-1 apply to every employee of the Fund, VLC and VLS. Accordingly, everyone in the VLC and VLS organizations should appreciate the need to behave in an ethical manner with respect to the Fund. In particular, all employees who are involved in any way with the activities of the Fund should be wary of any potential conflicts between their duty of loyalty to the Fund and their own financial interests, particularly with respect to their own securities

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trading activities. Employees should take care to preserve the confidentiality of the Fund's business affairs. Employees who are not "access persons" but who become aware of proposed Fund securities transactions should not engage in transactions in those same securities without the permission of the President of the Fund. Otherwise, employees who are not access persons are not limited in their personal securities transactions by this Code, but such employees are encouraged to consult with the Secretary or the President of the Fund if they have any doubts about the applicability of the Code to any proposed transaction.

        (2)     Advisory Persons

        Advisory persons must obtain prior written approval from the President of the Fund before acquiring, directly or indirectly, beneficial ownership of any securities through:

                  (a)      an initial public offering; or
                  (b)      a limited offering.

        For purposes of this code of ethics, an "initial public offering" means an offering of securities registered under the Securities Act of 1933 (the "1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934. A "limited offering" means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

        (3)     Access Persons

        Access Persons have additional responsibilities under this Code and under Rule 17j-1.
        a.      General

        Access persons who have supervisory responsibility should take reasonable steps to protect against violations of Rule 17j-1 by employees for whom they are responsible. Supervisors are not expected to guarantee the conduct of their employees but they should be alert to possible problems. In addition, access persons who become aware of violations of Rule 17j-1 or actions inconsistent with this Code are expected to take steps to correct such problems. Depending on the gravity of the situation, it may be appropriate for an access person to bring a problem to the attention of the President of the Fund. The President may agree to handle such matters in confidence, subject to the right of the Board of Trustees to obtain information about any activities of the President.

        b.        Personal Transactions

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        Access Persons will be guided by the following rules in connection with transactions in securities held or to be acquired by the Fund(1):

        (i) Disinterested trustees of the Fund shall not purchase or sell a security that the trustee knows is to be sold or acquired by the Fund, without first obtaining written authorization of the Fund's President or Chairman of the Board;

        (ii) access persons who, in connection with their regular functions or duties do not make or participate in decisions regarding the purchase or sale of securities for the Fund, obtain information (other than publicly available information) regarding such purchases or sales, or make or participate in the making of recommendations in connection with such purchases or sales, shall not purchase or sell a security that the access person as described in this paragraph knows is to be sold or acquired by the Fund, without first obtaining written authorization of the Fund's President or Chairman of the Board;

        (iii) other access persons shall not purchase or sell a security held or to be acquired by the Fund (other than on behalf of the Fund) without first obtaining written authorization of the Fund's President or Chairman of the Board; and

        (iv) in the event the Chairman of the Board or the President of the Fund approves a transaction under the preceding three subparagraphs of this Code, a written record of this approval shall be made and transmitted to the President of the Fund.

        For purposes of the foregoing, a person purchases or sells a security when he obtains or disposes of "beneficial ownership" of that security. Under Rule 17j-1, beneficial ownership is defined very broadly(2). An access person who has any questions about beneficial ownership should consult the Secretary or the President of the Fund.

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(1) "held or to be acquired" means (i) is or has been held by the investment company, or (ii) is being or has been considered by such company or its investment adviser for purchase, within the most recent 15 days.

(2) A person is a "beneficial owner of a security" if that person owns the security, or if the security is held by a spouse, minor children or relatives who share the same house, or other persons if by reason of any contract, understanding, relationship or agreement a person obtains benefits from the security that are substantially equivalent to ownership, or if the person has the right to acquire beneficial ownership of the security within 60 days.

         Any such report may contain a statement that the report shall not be construed as an admission by the person making the report that he has any direct or indirect beneficial ownership in the security to which the report relates.

         No report is required if such person is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Act, any such person would be required to make such report solely by reason of being a trustee, except where such trustee knew or, in the ordinary course of fulfilling his official duties as a trustee of the Fund, should have known that during the 15-day period immediately preceding or after the date of the transaction in a security by the trustee, such security is or was purchased or sold, or considered for purchase or sale by the Fund.

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                                   APPENDIX A

                          OCEAN STATE TAX-EXEMPT FUND

                          QUARTERLY TRANSACTION REPORT


To:      The President and the Secretary, Ocean State Tax-Exempt Fund

From:


         This Transaction Report (the "Report") is submitted pursuant to the Code of Ethics of the Ocean State Tax-Exempt Fund (the "Fund") and supplies, on the table on the reverse side, information with respect to a transaction in any security in which I may be deemed to have, or by reason of such transaction acquire, any direct or indirect beneficial ownership interest, whether or not such security is a security held or to be acquired by the Fund for the calendar
quarter ended            , 20__.* I understand that I may have beneficial
ownership of securities of which certain other persons are the record owners as well as securities of which I am the record owner, and I have included transactions in such securities in this Report where applicable. I also understand that:

         (i) If I am a "disinterested" trustee of the Fund, I am required to report transactions in securities only in such cases as I knew or, in the ordinary course of fulfilling my official duties as a trustee of the Fund, should have known that, during the 15-day period immediately preceding or after the date of any such purchase or sale, is or was considered for purchase or sale by the Fund or its investment adviser; and

         (ii) I am not required to include in this Report transactions effected for any account over which I do not have any direct or indirect influence or control.

         I hereby certify that:

         1.       I am fully familiar with the Code of Ethics of the Fund;

         2. To the best of my knowledge, the information furnished in this Report is complete, true and correct; and


*If you have no reportable transactions during the quarter, please enter "None" in the table on the reverse side.


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         3. If, during the month indicated, I have obtained, through the acquisition of securities or otherwise, ownership of 1/2% or more of the outstanding voting securities of any issuer, I have reported such fact to the Fund.

Date:
                                                     Signature


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                                   APPENDIX B

                           OCEAN STATE TAX-EXEMPT FUND

                         INITIAL/ANNUAL HOLDINGS REPORT


To:      The President and the Secretary, Ocean State Tax-Exempt Fund

From:


          This Holdings Report (the "Report") is submitted pursuant to the Code of Ethics of the Ocean State Tax-Exempt Fund (the "Fund") and supplies, on the table on the reverse side, information (title of security, number of shares held, principal amount of the security and brokerage or bank accounts) with respect to all securities in which I may be deemed to have any direct or indirect beneficial ownership interest.* I understand that I may have beneficial ownership of securities of which certain other persons are the record owners as well as securities of which I am the record owner, and I have included such securities in this Report where applicable.

         I hereby certify that:

         1.       I am fully familiar with the Code of Ethics of the Fund;

         2. To the best of my knowledge, the information furnished in this Report is complete, true and correct.

Date:
                                                     Signature


*If you have no reportable transactions during the quarter, please enter "None" in the table on the reverse side.


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